Exhibit 99.1

XPLORE TECHNOLOGIES

For Immediate Release

TSX-XPL

Press Release

Xplore Reports 26% Growth in FY’07 Revenue and
Completes Corporate Migration to U.S.

Austin, Texas – June 25, 2007- Xplore Technologies Corp. (TSX: XPL) (“Xplore” or the “Company”), a leading rugged mobile computer provider, reported today record revenue of $34,534 for the year ended March 31, 2007 which grew approximately 26% over the prior fiscal year.  The Company also announced the completion of its corporate migration to the United States as it changed its jurisdiction of incorporation from Canada to the State of Delaware. The domestication was completed following the overwhelming approval by the Company’s shareholders at a special meeting held on June 20, 2007.

“We are extremely pleased to complete the migration of Xplore from Canada to the United States” indicated Philip S. Sassower, Chief Executive Officer and Chairman of the Board of Directors.  “We believe this migration made sense as both our operations and a significant majority of our shareholders are in the United States.  Also, the United States is the largest capital market and being domiciled here will hopefully give us better access to the United States capital markets” he added.

Mark Holleran, President and Chief Operating Officer, stated, “We are very pleased to announce our fiscal 2007 financial performance which was the best year in the Company’s history.  We continued to grow awareness of our value proposition, as reflected by our revenue growth, and show strength in foreign markets.  We are implementing our plan to become the rugged PC company with a broader product line of mobile devices.”

Fiscal 2007 Financial Results

Revenue for the years ended March 31, 2007 and 2006 was $34,534 and $27,480, respectively.  Gross profit for fiscal 2007 was $9,811 or approximately 28% of revenue as compared to $6,809 or approximately 25% of revenue for fiscal 2006. The fiscal 2007 net loss was $6,615 ($0.11 cents per share) as compared with $8,986 ($0.16 cents per share) in fiscal 2006.

The revenue increase was primarily due to unit sales growth attributable to an increase in the size of our sales force, combined with the momentum from an increased focus on the Fortune 500 and Global 2000 markets, which provide for larger unit orders.

The current year improvement in the gross profit percentage is attributable to the unit sales growth of the more favorable Centrino-based product mix as compared to the prior year which includes the discontinued Renegade product lines that were heavily discounted.

Total operating expenses in fiscal 2007 were $14,087 as compared to $11,829 in fiscal 2006. The increase was principally due to the costs associated with our corporate migration to the United States, engineering development costs related to future products and an increase in our sales team.

The net loss for fiscal 2007 declined from fiscal 2006 primarily due to the aforementioned year over year increases in revenue by approximately 26% and gross margin by approximately 44%.

Fourth Quarter Financial Results for Fiscal 2007

Revenue for the fourth quarter of 2007 was $8,581 and grew approximately 14% when compared to $7,554 in the fourth quarter of 2006.  The increase is due to the unit sales growth and the Centrino-based product mix.  In the fourth quarter of 2006 the discontinued and highly discounted Renegade product line accounted for approximately 19% of the revenue as compared to less than 1% in the current year.

The gross profit percentage for the fourth quarter of 2007 was 30.8% as compared to 25.4% in the fourth quarter of 2006.  The margin improvement was attributable to the more favorable Centrino-based product mix. Also, the prior year product mix included sales of the older generation Renegade product lines that had been discontinued and as such discounted significantly below the Centrino-based product lines.

Operating expenses for the fourth quarter of 2007 were $4,232 or approximately 57% higher than the $2,695 for the fourth quarter of 2006.  The increase was principally due to the costs associated with our corporate migration to the United States and engineering development costs related to future products.

Our net loss for the fourth quarter of 2007 of $1,692 was more than the fourth quarter of 2006 by $1,401 largely due to the costs related to our corporate migration.

Migration to the United States

Xplore’s common shares will continue to trade on the Toronto Stock Exchange under the symbol “XPL” with the same CUSIP Number.  Shareholders will not be required to exchange their existing share certificates, which will continue to represent the same number of shares of Xplore’s capital stock as immediately prior to the domestication.

The Company’s Registration Statement on Form S-4 describing the domestication can be obtained free of charge at the Securities and Exchange Commission’s website at www.sec.gov.

The financial results announced are in thousands of United States dollars, except for percentage and per share amounts.  The financial data is presented in accordance with U.S. GAAP.  The historical financial statements attached to this press release have been restated.

About Xplore Technologies®

Xplore Technologies Corp, founded in 1996, is an innovative leader in the rugged PC industry. Xplore, whose common shares are listed for trading on the Toronto Stock Exchange under the symbol TSX: XPL, has offices in Austin Texas and Helsinki Finland.  Its rugged iX104™ family of hardware solutions incorporate leading-edge technology, and are designed based on years of customer design input. Xplore’s diverse customer base comes from the public safety, retail and wholesale warehousing, utility, military, field service and transportation industries.  Xplore hardware solutions are available from Xplore or one of its authorized channel partners, for more information, visit www.xploretech.com.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:

Martin Janis & Company, Inc.

Beverly Jedynak

Tel: (312) 943-1100

Email:b.jedynak-janispr@worldnet.att.net

The Toronto Stock Exchange has neither approved nor disapproved the information contained herein.

Xplore Technologies is a registered trademark of Xplore Technologies Corporation of America.  iX104, iX104R, iX104T, Renegade, All Terrain, iX104C2 are trademarks of Xplore Technologies Corporation of America.  All other tradenames, marked or not, are the sole property of their respective owners.

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made.  When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties.  Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities.  Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected.  Xplore does not intend and does not assume any obligation to update these forward-looking statements.

- See attachments -

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Loss

(in thousands of United States dollars, except share and per share amounts)

	Year Ended March 31,
	2007	2006	2005
		(Restated)	(Restated)

REVENUE	$34,534	$27,480	$17,530
COST OF REVENUE	24,723	20,671	13,860
GROSS PROFIT	9,811	6,809	3,670

EXPENSES:
Sales, marketing and support	6,094	5,284	4,839
Product research, development and engineering	2,935	2,402	2,327
General administration	5,058	4,143	4,179
	14,087	11,829	11,345
LOSS FROM OPERATIONS	(4,276)	(5,020)	(7,675)

OTHER INCOME (EXPENSE):
Interest expense	(1,467)	(4,867)	(2,818)
Loss on extinguishment of debt	(832)	—	—
Other income (expense)	(40)	901	(8)
	(2,339)	(3,966)	(2,826)
NET LOSS	$(6,615)	$(8,986)	$(10,501)

Deemed dividends related to beneficial conversion feature of convertible Preferred Shares	(3,381)	—	—
Dividends attributable to Preferred Shares	(885)	—	—
Loss attributable to common shareholders	(10,881)	(8,986)	(10,501)
LOSS PER SHARE	(0.11)	(0.16)	(0.21)
Deemed dividends related to beneficial conversion feature of convertible Preferred Shares	(0.06)	—	—
Dividends attributable to Preferred Shares	(0.01)	—	—
Loss per share attributable to common shareholders	$(0.18)	$(0.16)	$(0.21)

Weighted average number of common shares outstanding	59,616,950	55,938,753	50,091,486

XPLORE TECHNOLOGIES CORP.

Consolidated Balance Sheets

(in thousands of United States dollars)

	March 31,
	2007	2006
		(Restated)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,711	$56
Accounts receivable	4,408	4,613
Inventory	3,639	3,713
Prepaid expenses and other current assets	771	826
	10,529	9,208
Fixed assets, net	585	597
Deferred charges	—	1,419
	$11,114	$11,224

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$5,319	$7,042
Bank indebtedness	—	1,672
Short-term debentures	—	5,000
Total current liabilities	5,319	13,714
Debentures	250	11,523
	5,569	25,237
Commitments and contingencies

SHAREHOLDERS’ DEFICIENCY:
Series A Preferred Shares	21,128	—
Series B Preferred Shares	2,707	—
Share capital	65,812	63,834
Additional paid-in capital	8,959	7,714
Accumulated other comprehensive loss	(1,104)	(1,104)
Accumulated deficit	(91,957)	(84,457)
	5,545	(14,013)
	$11,114	$11,224

XPLORE TECHNOLOGIES CORP.

Consolidated Statements of Cash Flows

(in thousands of United States dollars)

	Year Ended March 31,
	2007	2006	2005
		(Restated)	(Restated)
CASH FLOWS FROM OPERATING ACTIVITES:
Cash used in operations:
Net loss	$(6,615)	$(8,986)	$(10,501)
Items not affecting cash:
Depreciation and amortization	579	464	645
Amortization of deferred financing costs	979	3,048	1,920
Loss on extinguishment of debt	832	—	—
Stock-based compensation expense	819	522	305
Equity instruments issued in exchange for services	332	126	101
Net gain on sales of technology	—	(877)	—
Changes in operating assets and liabilities:
Accounts receivable	205	(2,750)	3,452
Inventory	74	(759)	(896)
Prepaid expenses and other current assets	55	(353)	(61)
Accounts payable and accrued liabilities	(599)	897	(1,282)
Net cash used in operating activities	(3,339)	(8,668)	(6,317)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net proceeds from sales of technology	—	877	—
Additions to fixed assets	(567)	(589)	(332)
Net cash provided by (used in) investing activities	(567)	288	(332)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from bank borrowings	21,325	14,592	—
Repayment of bank indebtedness	(22,997)	(13,010)	—
Proceeds from notes payable to related party	—	3,000	2,650
Repayment of notes payable to related party	—	(3,000)	(2,650)
Proceeds on issuance of debentures	1,000	5,000	5,000
Proceeds on issuance of common shares	944	572	2,062
Proceeds on issuance of Series A Preferred Shares	2,251	—	—
Proceeds on issuance of Series B Preferred Shares	2,908	—	—
Proceeds from exercise of warrants	130	—	—
Proceeds on exercise of options	—	40	115
Net cash provided by financing activities	5,561	7,194	7,177

CHANGE IN CASH AND CASH EQUIVALENTS	1,655	(1,186)	528

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	56	1,242	714
CASH AND CASH EQUIVALENTS, END OF YEAR	$1,711	$56	$1,242

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS:
Payments for interest	$339	$730	$823
Payments for income taxes	$—	$—	$—